UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2005

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2005, the Compensation Committee of the Board of Directors of The St. Joe Company (the "Company") approved awards of restricted stock to certain eligible employees, including the following executive officers: Wm. Britton Greene, President, St. Joe Towns & Resorts division, 7,000 shares; Anthony M. Corriggio, Chief Financial Officer, 4,600 shares; Christine M. Marx, General Counsel and Corporate Secretary, 3,250 shares; Michael N. Regan, Senior Vice President-Finance and Planning, 1,540 shares. The Compensation Committee also awarded 1,125 shares of restricted stock to Harry H. Frampton, III, a director of the Company.

The restricted stock is being issued under a stock incentive plan previously approved by the Company’s shareholders. The restricted stock for Mr. Greene, Mr. Corriggio and Ms. Marx will vest in two equal installments on the third and fourth anniversaries of the date of grant. Mr. Regan's shares will vest on the first anniversary of the date of grant. Vesting may be accelerated upon a change of control, death or disability. Unvested shares are subject to forfeiture upon termination of employment. Mr. Frampton's shares are not subject to a vesting period.

The Compensation Committee also approved an award of a cash bonus in the amount of $25,000 to Mr. Regan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

September 21, 2005	By:	/s/ Christine M. Marx

Name: Christine M. Marx
Title: General Counsel and Corporate Secretary